Securities Trading Policy

                Adopted: 2023-01-12
Last Amended: 2024-11-07

1.Introduction. Federal and state securities laws make it illegal for anyone to trade in a company’s securities while in possession of material, nonpublic information relating to that company. This conduct is referred to as “insider trading” and may result in civil or criminal penalties. The purpose of this Securities Trading Policy (the “Policy”) is to promote compliance with applicable securities laws and to provide directors, officers and employees of Skyward Specialty Insurance Group, Inc. (together with its subsidiaries, “Skyward Specialty” or the “Company”), with procedures and guidelines with respect to transactions in the securities of the Company (“Company Securities”) and other public companies in order to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it. However, the ultimate responsibility for complying with securities laws, adhering to this Policy and avoiding improper transactions rest with you. It is imperative that you use your best judgment and that you ask questions in the event you are uncertain how to handle a particular situation.
2.Applicability. This Policy applies to all directors, officers, employees, agents, consultants and advisors (including auditors and attorneys) of Skyward Specialty (together “Insiders”). This Policy also applies to Insiders’ family members who reside with the Insider, anyone else who lives in an Insider’s household, any family members who do not live in the Insider’s household but whose transactions in Company Securities are directed by the Insider or are subject to an Insider’s influence or control (such as parents or children who consult with the Insider before trading in Company Securities), and entities (such as trusts, estates, limited partnerships and corporations) over which an Insider has or shares voting control (together “Related Persons”).
3.Policy Statement. If a director, officer, employee, agent or advisor of the Company has material, nonpublic information relating to the Company, it is the Company’s policy that neither that person nor any of his/her Related Persons may buy or sell Company Securities or engage in any transaction to take advantage of, or pass on to others, that information. It is also the policy of the Company that the Company will not engage in transactions in Company Securities while aware of material, nonpublic information relating to the Company or Company Securities. Transactions in Company Securities include purchases, sales, pledges, hedges, loans and gifts of Company Securities. This Policy also applies to material nonpublic information relating to any other company with publicly-traded securities, including our customers or suppliers, obtained in the course of employment by or association with Skyward Specialty. To avoid even the appearance of impropriety, additional restrictions on trading Company Securities by directors, officers and members of the Company’s Executive Leadership Team are set forth in Paragraph 13.
4.Penalties for Insider Trading. The penalties for violating insider trading laws include imprisonment, disgorgement of profits gained or losses avoided, and substantial civil and criminal fines. As of the effective date of this Policy, civil fines can reach up to three times the profit gained or loss avoided, and criminal fines can be up to $5.0 million for individuals and $25.0 million for entities. Moreover, as the material non-public information of the Company is the Company property, trading on or tipping Company confidential information could result in serious employment sanctions, including termination. You should be aware the surveillance techniques of the stock markets and the Financial Industry Regulatory Authority, Inc. (“FINRA”) are becoming increasingly sophisticated, and the chance that authorities will detect and prosecute even a securities trading violation is a significant one.
5.Policy Violations Must Be Reported. Any person who violates this Policy, the Company’s Disclosure and Regulation FD Policy, or any federal or state laws governing insider trading, or any person who knows of any such violation by any other person, must report the violation immediately to the Compliance Officer. Upon learning of any such violation, the Compliance Officer will determine whether the Company should release any material nonpublic information or whether the Company should report the violation to the SEC or other appropriate governmental authority.
6.Insider Trading Compliance Officers. Unless the Board of Directors provides otherwise, the Company’s General Counsel (“General Counsel”) shall act as the Company’s Insider Trading Compliance Officer; provided, however, that if the General Counsel is a party to a proposed trade, transaction or inquiry relating to this Policy, the Company’s Chief People Officer or Director of Human Resources shall act as the Insider Trading Compliance Officer (“Compliance Officer”) with respect to such proposed trade, transaction or inquiry. The Compliance Officer may delegate his or her authority to act as the Compliance Officer as he or she deems necessary or appropriate in his or her sole discretion. The duties of the Compliance Officer and his or her delegees may include the following:
(i)Administering, monitoring and enforcing compliance with the Policy.
(ii)Responding to all inquiries relating to this Policy and its procedures.
(iii)Designating and announcing special trading blackout periods during which no Insiders may trade in Company securities.
(iv)Providing copies of this Policy and other appropriate materials to all current and new directors, officers and employees, and such other persons as the Compliance Officer deems necessary.
(v)Administering, monitoring and enforcing compliance with federal and state insider trading laws and regulations.
(vi)Assisting in the preparation and filing of required SEC Forms 3, 4, 5 relating to trading in Company securities.
(vii)Maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading.
(viii)Revising the Policy as necessary to reflect changes in federal or state insider trading laws and regulations.

(ix)Designing and requiring training about the obligations of this Policy as the Compliance Officer considers appropriate.
7.Definition of Material Non-public Information.
a)    Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision (i.e., deciding whether to buy, hold or sell a security). Therefore, any information that could reasonably be expected to affect the price of the security is potentially material. Both positive and negative information can be material. Common examples of information that may be material are:
(i)    Projections of future earnings or losses;
(ii)    Earnings that are inconsistent with external guidance from the Company or with market expectations;
(iii)    Significant proposed merger, acquisition or tender offer;
(iv)    Significant sale of assets or the expansion or curtailment of operations;
(v)    Significant changes in dividend policies or the declaration of a stock split;
(vi)    Significant changes in senior management or membership of the Board of Directors;
(vii)    Significant new products;
(viii)    Significant developments in litigation or government/regulatory investigations or actions;
(ix)    The gain or loss of, or a significant change to the terms of Company’s relationship with, a substantial customer or supplier;
(x)    A decision by Company to borrow a significant amount of money;
(xi)    Changes in business strategies;
(xii)    A decision by Company to offer securities in a public or private offering or repurchase or redeem any Company Securities currently owned by the public;
(xiii)    A significant change in Company’s capital expenditure program;
(xiv)    Significant shifts in operating or financial circumstances; and,
(xv)    A significant cybersecurity incident, such as a data breach or a significant disruption or unauthorized access to information technology infrastructure.

    The foregoing are merely examples and should not be treated as all-inclusive. There may be other developments not listed above that may be material as well.

    The materiality of information is determined on a case-by-case basis in light of all the facts and circumstances. All securities transactions will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how regulators and others might view his or her transaction in hindsight. If you are unsure whether particular nonpublic information is material, you should presume that it is and consult with the Compliance Officer before trading in any Company Securities.

b)    Non-public Information. “Non-public” information is information that is not available to the general public. To be public information, it must have been disclosed in a public filing with the U.S. Securities and Exchange Commission (the “SEC”) or widely disseminated in a manner making it generally available to investors, such as a press release. Information may still be non-public even though it is widely known within the Company. The circulation of rumors, even if accurate, does not constitute information that is adequately available to the general public since the public does not know whether the rumor is accurate.
As a general rule, information is not considered to be “public” until the end of the second-trading day after an announcement by the Company is broadly disseminated. Therefore, a person who was aware of the material information prior to its public release should not engage in any open market transactions in the Company’s securities until at least the opening of trading on the Nasdaq Stock Exchange on the third-trading day after such information is publicly released. For example, if an announcement is made on a Monday before trading on the Nasdaq Exchange opens, an Insider would not be able to trade until the opening of trading on Wednesday. If an announcement is made after trading on the Nasdaq Exchange closes on a Monday, but before trading on opens on Tuesday, such Insider would not be able to trade until the opening of trading on Thursday.
8.Covered Transactions. “Trading” includes purchases and sales of securities such as stock, bonds, debentures, options, puts, calls and any other securities. Examples of the types of covered transactions include:
(a)    Open Market Transactions. You are prohibited from trading, while aware of material non-public information, in any securities in the open market.
(b)    Stock Options. You are prohibited, while aware of material non-public information, from selling in the open market (e.g., in a broker-assisted cashless exercise or any other market sale for the purpose of generating the cash needed to pay the exercise price or taxes or for any other purpose) any of the underlying shares of a stock option.
However, while aware of material non-public information about the Company, you may receive a stock option grant and grants of stock options may vest. In addition, you may exercise a stock option while aware of material non-public information, but only if you pay the exercise price and applicable taxes in cash or via a net exercise with the Company (i.e., that does not involve a sale of shares in the market place) or if you deliver stock you hold in the Company as payment for the exercise price, if such options allow for a net exercise.
(c)    Restricted Stock, Restricted Share Units and Performance Shares. You are prohibited, while aware of material non-public information, from selling in the open market any of the underlying shares of restricted stock, restricted share units or performance shares awarded to you.

However, while aware of material non-public information about the Company, you may receive an award of restricted stock, restricted share units or performance shares. In addition, awards of restricted stock, restricted share units or performance shares may vest while you are aware of material non-public information, and the Company may withhold shares to cover taxes due upon vesting or you may sell shares solely pursuant to a restricted stock, restricted share unit or performance share award’s sale to cover withholding taxes provision with the remittance to the Company of any proceeds from such sale.
(d)    Pledged Securities. Company Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise prohibited from trading Company Securities, you are prohibited from holding Company Securities in a margin account or pledging Company Securities as collateral for a loan.
9.No Trading by Others on a Person’s Behalf. If you are prohibited from trading in Company Securities because you are aware of material non-public information, you may not have a third-party trade in Company Securities on your behalf or disclose such information to any third party, other than on a need-to-know basis. Any trades made by a third party on your behalf of a person will be attributed you. Thus, trades in Company Securities held in street name in your account or for your benefit at a brokerage firm are also prohibited if you are otherwise prohibited from trading in Company Securities. If you invest in a “managed account” or arrangement (other than a Rule 10b5-1 plan discussed below), you should instruct the broker or advisor not to trade in Company Securities on your behalf.
10.No Tipping. If you are prohibited from trading in Company Securities because you are aware of material non-public information, you may not disclose material non-public information about the Company to a third party unless the third party (i) owes a duty of confidence to the Company (e.g., an attorney, auditor or investment banker retained by Company) or (ii) is subject to a confidentiality agreement in favor of the Company in which the person has agreed or is obligated to keep the information confidential. If that third party trades in Company Securities, you, along with the third party, may be held personally liable under federal (or state) law for violation of securities laws if you provided the information. This practice, known as “tipping,” violates the securities laws and also can result in the same civil and criminal penalties that apply to insider trading, whether or not you personally derive any benefit from the third party’s actions. This prohibition includes giving trading advice without actually disclosing material non-public information, such as a general statement that, “I would sell now if I were you, but I can’t tell you why.” As with each of the prohibitions on trading while aware of material non-public information discussed in this Policy, the prohibition on tipping also applies to material non-public information regarding securities of other public companies. Regardless of whether a person covered by this Policy is aware of material non-public information, they are prohibited from posting messages about Company or its securities in internet chat rooms, bulletin boards, blogs or other similar means of electronic distribution, whether under actual or fictitious names.
11.Short-Term or Speculative Transactions. All Insiders and Related Parties are strictly prohibited from engaging in short-term or speculative transactions involving Company Securities, such as publicly traded options, short sales, puts and calls, hedging, pledging and other monetization transactions. This prohibition also applies to holding Company Securities in a margin account and “short sales against the box,” which are sales of Company Securities where a person does not deliver the shares he or she owns to settle the transaction but instead delivers other shares that his or her broker has borrowed from others.
12.Blackout Period. No one covered by this Policy may trade in Company Securities in the open market during a no-trade period (“Blackout Period”). An exception to this prohibition may apply for transactions effected pursuant to a pre-approved Rule 10b5-1 plan as discussed below. The quarterly Blackout Period begins fifteen days prior to the end of every fiscal quarter and continues until the second-trading day after the Company’s earnings for that quarter are publicly released. The Compliance Officer may impose additional Blackout Periods for all or some Blackout Covered Individuals and other employees when the Company may be aware of material non-public information as the Compliance Officer deems necessary or appropriate. All Blackout Covered Individuals also are subject to all other restrictions in this Policy.
13.Pre-Clearance for Section 16 Insiders and Section 16 Filings.
(a)    Each director and officer (as such term is defined pursuant to Section 16 of the Securities Exchange Act of 1934, as amended) (“Section 16 Insiders”) of the Company must obtain pre-clearance from the Compliance Officer or one of his or her designees before engaging in the following transactions (including any transactions by Related Parties) in Company Securities: purchases; sales; transactions in an IRA or Roth IRA; and for Section 16 Insiders, any other transactions that are required to be reported under Section 16 of the Securities Exchange Act of 1934, as amended. Section 16 Insiders must obtain pre-clearance in the manner set forth in Paragraph 14 below.
(b)    Each person designated as a Section 16 Insider must file a Form 3 with the SEC within ten (10) days of becoming an insider disclosing his or her beneficial ownership of Company Securities, including unvested options and restricted stock units. The Compliance Officer will prepare and manage the filing of the Form 3 for new Directors and Section 16 officers unless otherwise instructed.
(c)    Following each reportable transaction in Company Securities, a Form 4 must be filed with the SEC within two (2) business days by all Section 16 Insiders. To facilitate timely reporting, Section 16 Insiders are required to on the same day as the trade date, or, with respect to transactions effected pursuant to a Rule 10b5-1 Plan, on the day the Insider is advised of the terms of the transaction, (a) report the details of each transaction to the Compliance Officer and (b) arrange with persons whose trades must be reported by the Insider under Section 16 (such as immediate family members living in the Insider’s household) to immediately report directly to the Company and to the Insider the following transaction details:
(i)    Transaction date (trade date).
(ii)    Number of shares involved.
(iii)    Price per share at which the transaction was executed (before addition or deduction of brokerage commission and other transaction fees).
(iv)    For stock option exercises, the specific option exercised.
(v)    Contact information for the broker who executed the transaction.
(vi)    A specific representation that the Insider is not in possession of material nonpublic information.
(vii)    For a Section 16 Insider, a specific representation whether the transaction was intended to satisfy the affirmative defense conditions of Rule 10b5-1(c).
The transaction details must be reported to the Compliance Officer, with copies to Company personnel who will assist the Section 16 Insider in preparing his or her Form 4.
14.Pre-Clearance for Section 16 Insiders and Other Designated Personnel.
(a)    Section 16 Insiders and other individuals designated by the Compliance Officer as “Covered Individual Requiring Pre-Clearance for Trades,” must obtain pre-clearance from the Compliance Officer or one of his or her designees before trading in Company Securities.
(b)    The Covered Individual Requiring Pre-Clearance for Trades must notify the Compliance Officer of the amount and nature of the proposed trade(s) using the Pre-Clearance Request form attached in substantially the form hereto as Exhibit A.
(c)    Requests for pre-clearance must be submitted via email to the Compliance Officer at least two business days in advance of each proposed transaction. If the Insider does not receive a response from the Compliance Officer within 24 hours, the Insider must follow up to ensure that the message was received.
(d)    The existence of this approval process does not obligate the Compliance Officer to approve any particular trade requested by a Covered Individual Requiring Pre-Clearance for Trades. From time to time, an event may occur that is material to the Company and is known by only a few Directors or Executives. So long as the event remains material and non-public, the Compliance Officer may determine not to approve any transactions in Company’s Securities. If a Covered Individual Requiring Pre-Clearance for Trades requests clearance to trade in Company’s Securities during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason.
(e)    After receiving written clearance to engage in a trade by the Compliance Officer, a Covered Individual Requiring Pre-Clearance for Trades must complete the proposed trade within three (3) business days of the intended date disclosed on the Pre-Clearance Form or make a new trading request.
(f)    Each person designated by the Compliance Officer as a Covered Individual Requiring Pre-Clearance for Trades shall be notified of such designation, and Company shall maintain a list of all Covered Individual Requiring Pre-Clearance for Trades
15.Rule 10b5-1 Plans. Under SEC Rule 10b5-1, a person may have an affirmative defense to insider trading liability for transactions in Company Securities that are effected pursuant to a written contract or plan meeting certain requirements (a “10b5-1 Plan”). In short, the rule presents an opportunity for a person to pre-arrange a sale or purchase of Company Securities (including an option exercise), provided that, at the time the person establishes such a plan, he or she is not aware of material non-public information.
In order to satisfy Rule 10b5-1, a 10b5-1 Plan must:
(a)    Be documented in writing to instruct another person who is not aware of material non-public information to execute the transactions;
(b)    Be established in good faith and at a time when the person is not aware of material non-public information; and
(c)    Specify objective criteria (date, price threshold, etc.) used to determine the timing and terms of the purchase or sale, and otherwise not be subject to any influence or discretion from the person establishing the plan.

16.    Pre-Clearance of Rule 10b5-1 Plans Required. Pre-clearance by the Compliance Officer is required for an Insider to enter into or modify a 10b5-1 Plan. 10b5-1 Plans that are not pre-cleared may not be used by an Insider. Pre-clearance must be requested at least five full trading days prior to entry into or modification of the plan. However, pre-clearance will not be required for individual transactions effected pursuant to a pre-cleared Rule 10b5-1 trading plan. All Section 16 Insiders must immediately report the results of transactions effected under a trading plan to the Compliance Officer since they will be reportable on Form 4 within two business days following execution. Notwithstanding the foregoing, any 10b5-1 Plan for the Compliance Officer shall be subject to pre-clearance by the Corporate Securities and Compliance Counsel.
17.    Special Guidelines for 10b5-1 Plans. Notwithstanding the foregoing, an Insider will not be deemed to have violated this Policy for transactions pursuant to a 10b5-1 Plan that has been pre-cleared by the Compliance Officer. The Compliance Officer may withhold or condition pre-clearance of any proposed 10b5-1 Plan (each, a “Proposed Plan”) for any reason, in his or her sole discretion.
(a)    The Compliance Officer will not pre-clear a Proposed Plan if he or she concludes that the Proposed Plan:
(i)Fails to comply with the requirements of Rule 10b5-1, as amended from time to time;

(ii)Would permit a transaction to occur before the later of (i) 90 days after adoption (including deemed adoption) of the Proposed Plan or (ii) two business days after disclosure of the issuer’s financial results in a Form 10-Q or Form 10-K for the quarter in which the Proposed Plan was adopted (subject to a maximum of 120 days after adoption of the Proposed Plan).
(iii)Is established during a “closed” window period or a special “blackout” period, or the Insider is unable to represent to the satisfaction of the Compliance Officer that the Insider is not in possession of material nonpublic information regarding the Company.
(iv)Would result in overlapping Plans except in limited scenarios, such as two separate Plans in which the second Plan may not commence trading until the expiration of the first.
(v)Lacks appropriate mechanisms to ensure that the Insider complies with all rules and regulations, including Rule 144, Rule 701, Form S-8, and Section 16 of the Exchange Act, applicable to securities transactions by the Insider.
(vi)Does not provide the Company the right to suspend all transactions under the Proposed Plan if the Compliance Officer, in his or her sole discretion, deems such suspension necessary or advisable, including suspensions to comply with any “lock-up” agreement the Company agrees to in connection with a financing or other similar events.
(vii)Exposes the Company to liability under any other applicable state or federal rule, regulation or law;
(viii)Creates any appearance of impropriety;
(ix)Fails to meet guidelines established by the Company; or
(x)Otherwise fails to satisfy the Compliance Officer for any reason.
(b)    Each 10b5-1 Plan must be established at a time when the trading window is open and the person is not in possession of material nonpublic information.
(c)    Each 10b5-1 Plan must provide appropriate mechanisms to ensure that the Insider complies with all rules and regulations, including Rule 144, Rule 701 and Section 16(b), applicable to securities transactions under the 10b5-1 Plan by the Insider.
(d)    Each 10b5-1 Plan must provide for the suspension of all transactions under such Plan in the event that the Company, in its sole discretion, deems such suspension necessary and advisable, including suspensions necessary to comply with trading restrictions imposed in connection with any lock-up agreement required in connection with a securities issuance transaction or other similar events.
(e)    Any modifications to or deviations from a 10b5-1 Plan are deemed to be the Insider entering into a new 10b5-1 Plan and, accordingly, require pre-clearance of such modification or deviation pursuant to Paragraph 16.

(f)    Any termination of a 10b5-1 Plan must be immediately reported to the Compliance Officer. If an Insider has pre-cleared a new 10b5-1 Plan (the “Second Plan”) intended to succeed an earlier pre-cleared 10b5-1 Plan (the “First Plan”), the Insider may not affirmatively terminate the First Plan without pre-clearance pursuant to Paragraph 16, because such termination is deemed to be entering into the Second Plan.
(g)    None of the Company, the Compliance Officer, nor any of the Company’s officers, employees or other representatives shall be deemed, solely by their pre-clearance of a Proposed Plan, to have represented that it complies with Rule 10b5-1 or to have assumed any liability or responsibility to the Insider or any other party if the 10b5-1 Plan fails to comply with Rule 10b5-1.
(h)    Upon entering into or amending a 10b5-1 Plan, the director or officer must promptly provide a copy of the plan to the Company and, upon request, confirm the Company’s planned disclosure regarding the entry into or termination of a plan (including the date of adoption or termination of the plan, duration of the plan, and aggregate number of securities to be sold or purchased under the plan.
18.    Responsible Party. The Company’s Compliance Officer is responsible for administering this Policy. To the extent you have any questions related to this Policy or the topics addressed hereby, please contact the Company’s Compliance Officer.
19.    Post-Employment Transactions. If you are aware of material non-public information about the Company when your employment terminates, this Policy’s restrictions on trading and communicating material non-public information will continue to apply. As such, you may not trade in Company Securities until that information has become public or is no longer material.
20.    Questions and Delivery of this Policy. This Policy will be delivered to all persons covered by the Policy upon its adoption by the Company, and to all new directors, employees, officers and where appropriate, contractors and consultants, at the commencement of their employment or association with the Company. Thereafter, this Policy shall be distributed annually or posted on the Company’s internal website where it is accessible to all employees. All persons covered under the Policy must certify their understanding of, and intent to comply with, the Policy. The Compliance Officer may periodically require persons covered by this Policy to refresh their acknowledgment of and agreement to comply with this Policy.

Exhibit A - PRE-CLEARANCE FORM
M E M O R A N D U M

To:        [___________], General Counsel
From:        [Name]
Date:        _____________, 20__
Subject:    Proposed Transaction in Company Securities by Section 16 Insiders, and other “Insider” Employees, Consultants and Contractors

    This memorandum is to advise you that the undersigned intends to execute a transaction in the Company’s securities on ____________, and does hereby request that the Company pre-clear the transaction as required by the Company’s Insider Trading Policy for directors, executive officers, senior management, and other “Insider” employees (the “Policy”).

The general nature of the transaction is as follows:
( )    Purchase up to ___________ shares of Company common stock (excludes the exercise of stock options to hold shares)
( )    Sell up to ___________ shares Company common stock acquired through the Company’s Employee Stock Purchase Plan (the “ESPP”)
( )    Sell up to ____________ shares of Company common stock acquired other than through the ESPP (includes the exercise of stock options with same day sales)
( )    Other (please describe):

I have reviewed and considered the Policy and I represent that am NOT in possession of any material non-public information (as defined in the Policy) about the Company and will not enter into the transaction if I come into possession of material non-public information about the Company between the date hereof and the proposed transaction execution date. Accordingly, I intend to trade securities only during an open window as described in the Policy.

I have read and understand the Policy and certify that the above transaction will not violate the Policy and complies with all rules and regulations, including Rule 144, Rule 701, Form S-8, and Section 16 of the Securities Exchange Act of 1934, as amended, applicable to securities transactions by Insiders. I understand that certain types of transactions are prohibited and agree not to participate in these types of trades.

I agree to advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect. If I do not effect the above transaction within three (3) days of the date that the transaction has been approved by the General Counsel, I agree to resubmit a new pre-clearance request. I also agree to report any stock trades to the General Counsel.

_____________________________________
Signature

_____________________________________
Print Name

_____________________________________
Date

Approved by the General Counsel of Skyward Specialty Insurance Group, Inc.:

___________________________
Name:
Title:

___________________________
Date